EXHIBIT 99.1

Gentherm Selects Phillip Eyler as New President and CEO

Veteran Executive Brings Extensive Technology and Leadership Experience

NORTHVILLE, Mich., Oct. 3, 2017 /PRNewswire/ -- Gentherm Incorporated (NASDAQ-GS: THRM), the global market leader and a developer of innovative thermal management technologies, announced today that its Board of Directors has selected Phillip Eyler as the organization’s next President and Chief Executive Officer.  Mr. Eyler will also join the Gentherm Board of Directors.

“After a comprehensive search process, the Board is pleased to have found an extraordinary individual to assume leadership of our organization,” said Francois Castaing, Chairman of the Board. “Phil has a track record of strong leadership and successful growth. He also has extensive experience taking next generation technologies to market within the automotive industry.  This combination makes Phil uniquely qualified to lead Gentherm successfully into the future.”

Since 2015, Eyler has served as President of the $3 billion Connected Car division at Harman, a subsidiary of Samsung.  At Harman, Eyler oversaw an organization of more than 8,000 employees dedicated to the development of highly integrated connected car systems encompassing infotainment, telematics, connected safety and cyber security solutions, among others.  Joining Harman in 1997, Eyler took on roles of ever-increasing responsibility. Prior to his current role, Eyler was Senior Vice-President and General Manager of Harman’s Global Automotive Audio business starting in 2011, where he led a doubling of the business to over $1 billion through organic growth, acquisition and technology expansion.  He has also led Harman’s North American Automotive business and the North American and Asian Manufacturing group.

Eyler, 46, began his career at Siemens AG in the electromechanical components division.  He earned a Bachelor of Science degree in mechanical engineering from Purdue University and an MBA from the Fuqua School of Business at Duke University.

“I am grateful to the Gentherm Board for the opportunity to lead this entrepreneurial, growing organization,” said Eyler. “Gentherm’s innovative solutions and growing product portfolio are very exciting and I am honored to have been selected to work with this group of talented and dedicated individuals.  In addition to supporting the continued growth and technology leadership in Gentherm’s core automotive business, I am enthusiastic about the prospect of expanding the company’s business in other markets like medical, consumer, power generation and industrial.”

Eyler will start in his new position with Gentherm on December 4, 2017.  As previously announced, current Gentherm President and CEO, Daniel R. Coker, will retire at that time.  Coker expressed confidence in the Board’s choice. “Phil is a remarkable leader and extraordinary person and I expect he will do very well in his new positon at Gentherm,” said Coker.

“On behalf of the entire Board of Directors, I would like to thank Dan for his many years of dedication, vision and leadership,” said Castaing.  “Dan was uniquely responsible for building Gentherm into the company that it is today, and positioning the organization for continued growth in the future.”

Investor Relations Contact
investors@gentherm.com
248-308-1702

About Gentherm

Gentherm (NASDAQ-GS: THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include variable temperature Climate Control Seats, TrueTherm® cupholder and storage bins, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices. Non-automotive products include remote power generation systems, heated and cooled furniture, patient temperature management systems, industrial environmental test chambers and related product testing services and other consumer and industrial temperature control applications. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has over twelve thousand employees in facilities in the United States, Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam.  For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated’s goals, beliefs, plans and expectations about its prospects for the future and other future events.  The forward-looking statements included in this press release are made as of the date hereof or as of the date specified and are based on management’s current expectations and beliefs.  Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause the Company’s actual performance to differ materially from that described in or indicated by the forward looking statements. Those risks include, but are not limited to, risks that new products may not be feasible, sales may not increase, new competitors may arise, and adverse conditions in the industry in which the Company operates may negatively affect its results. The foregoing risks should be read in conjunction with other cautionary statements included herein, as well as in the Company’s annual report on Form 10-K for the year ended December 31, 2016 and subsequent reports filed with the Securities and Exchange Commission. Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.